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Page 1                                                          Exhibit 12


                         THE SHERWIN-WILLIAMS COMPANY

                   CALCULATION OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)




                                           Year Ended December 31,
                                        ---------------------------
                                1996    1995    1994    1993    1992
                                ----    ----    ----    ----    ----
Earnings:
  Income before income
   taxes and cumulative
   effects of changes in
   accounting methods            375     318     299    264     226
  Fixed charges                  130      98      97     98      96
                                ----    ----    ----    ---     ---
Earnings (1)                     505     416     396    362     322
                                 ===    ====    ====    ===     ===

Fixed Charges:
  Interest expense                25       2       3      6       9
  Gross rent expense             105      96      94     92      87
                                ----    ----     ---    ---     ---
Fixed charges (2)                130      98      97     98      96
                                ====    ====     ===    ===     ===

Ratio of earnings to
  fixed charges (1)/(2)          3.9     4.2     4.1    3.7      3.4
                                ====    ====     ===    ===      ===


